SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VERISIGN, INC.

(Name of Registrants as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043-4047

April 16, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of VeriSign, Inc. to be held at our corporate offices located at 487 East Middlefield Road, Mountain View, California on Thursday, May 22, 2003 at 10:00 a.m., Pacific Time.

The matters expected to be acted upon at the Meeting are described in detail in the following Notice of the 2003 Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of VeriSign, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.

We look forward to seeing you at our 2003 Annual Meeting of Stockholders.

Sincerely,

Stratton D. Sclavos

President, Chief Executive Officer

and Chairman of the Board

VERISIGN, INC.

487 East Middlefield Road

Mountain View, California 94043-4047

Notice Of The 2003 Annual Meeting Of Stockholders

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of VeriSign, Inc. will be held at our corporate offices located at 487 East Middlefield Road, Mountain View, California on Thursday, May 22, 2003 at 10:00 a.m., Pacific Time. The 2003 Annual Meeting of Stockholders is being held for the following purposes:

1. To elect three Class II directors of VeriSign, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal.

2. To approve an amendment to our 1998 Directors Stock Option Plan to increase the number of shares issuable thereunder by an aggregate of 500,000 shares.

3. To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2003.

4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on March 28, 2003 are entitled to notice of and to vote at the 2003 Annual Meeting of Stockholders or any adjournment thereof.

By Order of the Board of Directors,

James M. Ulam

Secretary

Mountain View, California

April 16, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

VERISIGN, INC.

487 East Middlefield Road

Mountain View, California 94043-4047

PROXY STATEMENT

FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

April 16, 2003

The accompanying proxy is solicited on behalf of our Board of Directors for use at the 2003 Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate offices located at 487 East Middlefield Road, Mountain View, California on Thursday, May 22, 2003 at 10:00 a.m., Pacific Time. Only holders of record of our common stock at the close of business on March 28, 2003, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 238,484,090 shares of common stock outstanding and entitled to vote. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the Nominees and the Proposals set forth in this proxy statement. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 16, 2003. An annual report for the year ended December 31, 2002 is enclosed with this proxy statement.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date.

Vote Required to Approve the Proposals

With respect to Proposal No. 1, three (3) directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Meeting and voting on the election of directors. Proposal No. 2 requires for approval the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Meeting and entitled to vote at the Meeting.

None of the Proposals are conditional upon the approval of any of the other Proposals by the stockholders.

Quorum

A majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the Meeting. For purposes of the quorum and the discussion above regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or represented by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Meeting, are considered stockholders who are present and entitled to vote and count toward the quorum.

Effect of Abstentions

Abstentions will not be taken into account in determining the outcome of the election of directors. Abstentions are considered shares entitled to vote on the amendment to our 1998 Directors Stock Option Plan and therefore will have the effect of a vote against this Proposal.

Effect of Broker Non-Votes

If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker (under rules of New York Stock Exchange) has authority to vote those shares for or against certain “routine” matters, as are all of the proposals to be voted on at the Meeting. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are considered present and entitled to vote at the Meeting. These shares will count toward determining whether or not a quorum is present. These shares will also be taken into account in determining the outcome of all of the proposals.

Although all of the Proposals to be voted on at the Meeting are considered “routine,” where a matter is not “routine,” a broker generally would not be entitled to vote its customers’ unvoted shares. These shares would be considered present but are not considered entitled to vote on the matter. These shares would count toward determining whether or not a quorum is present. However, these shares would not be taken into account in determining the outcome of any of the Proposals.

Adjournment of Meeting

In the event that sufficient votes in favor of the Proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

Expenses of Soliciting Proxies

VeriSign will pay the expenses of soliciting proxies to be voted at the Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	a written instrument delivered to VeriSign stating that the proxy is revoked;

•	a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting; or

•	attendance at the Meeting and voting in person.

Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Bylaws currently authorize no fewer than six and no more than nine directors. Our Board of Directors is currently comprised of eight directors. The Bylaws divide the Board of Directors into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until their successors are duly elected and qualified. The Class II directors, Messrs. Compton, Cowan and Moore, will stand for reelection at this Meeting. The Class III directors, Messrs. Bidzos, Chenevich and Reyes, will stand for election or reelection at the 2004 annual meeting, and the Class I directors, Messrs. Kriens and Sclavos, will stand for reelection at the 2005 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Directors/Nominees

The names of the nominees for election as Class II directors at this Meeting and of the incumbent Class I and Class III directors, and certain information about them, are included below.

Name	Age	Position
Nominees for election as Class II directors for a term expiring in 2006:
Kevin R. Compton(1)(3)	44	Lead Independent Director
David J. Cowan(2)	37	Director
Roger H. Moore	61	Director

Incumbent Class III directors with terms expiring in 2004:
D. James Bidzos(2)(3)	48	Vice Chairman of the Board
William L. Chenevich(1)	59	Director
Gregory L. Reyes(2)	40	Director

Incumbent Class I directors with terms expiring in 2005:
Scott G. Kriens(1)	45	Director
Stratton D. Sclavos	41	President, Chief Executive Officer and Chairman of the Board

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Kevin R. Compton has served as a director since February 1996 and was named Lead Independent Director in December 2002. Since January 1990, Mr. Compton has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Compton serves as a director of Citrix Systems, Inc. Mr. Compton holds a B.S. degree in Business Management from the University of Missouri.

David J. Cowan has served as a director since April 1995. Since August 1996, Mr. Cowan has been a general partner of Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan serves as a director of Keynote Systems, Inc. Mr. Cowan holds an A.B. degree in Mathematics and Computer Science and a M.B.A. degree from Harvard University.

Roger H. Moore has served as a director since February 2002. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when VeriSign acquired Illuminet Holdings. Prior to Illuminet Holdings, Mr. Moore spent 10 years with Nortel Networks in a variety of senior management positions including President of Nortel Japan. Mr. Moore serves as a director of Tut Systems, Inc. and Western Digital Corporation. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.

D. James Bidzos has served as Vice Chairman of the Board of Directors since December 2001. He served as Chairman of the Board of Directors of VeriSign from April 1995 until December 2001. Mr. Bidzos served as Vice Chairman of RSA Security, an Internet identity and access management solution provider, from March 1999 to May 2002 and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security from 1988 to February 1999.

William L. Chenevich has served as a director since April 1995. Mr. Chenevich has served as Vice Chairman of Technology and Operations for U.S. Bancorp, a financial holding company, since February 2001. He served as Vice Chairman of Technology and Operations Services of Firstar Corporation, a financial services company, from 1999 until its merger with U.S. Bancorp in February 2001. Prior thereto, he was Group Executive Vice President of VISA International, a financial services company, from 1994 to 1999. Mr. Chenevich serves as a director of Longs Drug Stores Corporation. Mr. Chenevich holds a B.B.A. degree in Business from the City College of New York and a M.B.A. degree in Management from the City University of New York.

Gregory L. Reyes has served as a director since April 2001. Since May 2001, Mr. Reyes has served as Chairman of the Board of Directors and Chief Executive Officer of Brocade Communications Systems, Inc., a provider of an intelligent platform for networking storage. From July 1998 to May 2001, Mr. Reyes served as President and Chief Executive Officer and was a member of the Board of Directors of Brocade. From January 1995 to June 1998, Mr. Reyes was President and Chief Executive Officer of Wireless Access, Inc., a wireless data communications products company. From January 1995 to November 1997, Mr. Reyes served as Chairman of the Board of Directors of Wireless Access. Mr. Reyes holds a B.S. degree in Economics and Business Administration from Saint Mary’s College in Moraga, California.

Scott G. Kriens has served as a director since January 2001. Mr. Kriens has served as President, Chief Executive Officer and Chairman of the Board of Directors of Juniper Networks, a provider of Internet hardware and software systems, since October 1996. From April 1986 to January 1996, Mr. Kriens served as Vice President of Operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens serves as a director of Equinix, Inc. Mr. Kriens holds a B.A. in Economics from California State University, Hayward.

Stratton D. Sclavos has served as President and Chief Executive Officer and as a director since he joined VeriSign in July 1995. In December 2001, he was named Chairman of the Board of Directors. From October 1993 to June 1995, he was Vice President, Worldwide Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, Inc., IBM and Hewlett-Packard. From May 1992 to September 1993, Mr. Sclavos was Vice President of Worldwide Sales and Business Development of GO Corporation, a pen-based computer company. Prior to that time, he served in various sales and marketing capacities for MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos serves as a director of Intuit, Inc., Juniper Networks, Inc., Keynote Systems, Inc. and Marimba, Inc. Mr. Sclavos holds a B.S. degree in Electrical and Computer Engineering from the University of California at Davis.

Board and Committee Meetings

The Board of Directors met seven (7) times, and its committees collectively met eight (8) times during 2002. No Director during the last fiscal year attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all committees on which he served during 2002.

The Board of Directors has established an audit committee which has responsibility for oversight of the quality of our financial statements and our compliance with legal and regulatory requirements, the appointment, compensation and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any non-audit services that may be performed by the independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles. See “Report of the Audit Committee” contained in this proxy statement. The audit committee is currently comprised of Messrs. Chenevich, Compton and Kriens, each of whom is an “independent director,” under the rules of The Nasdaq Stock Market. The audit committee met six (6) times during 2002.

The Board of Directors has also established a compensation committee to review and approve the compensation and benefits for our key executive officers. The compensation committee also administers our stock purchase, equity incentive and stock option plans and makes recommendations to the Board of Directors regarding such matters. The compensation committee is currently comprised of Messrs. Bidzos, Cowan and Reyes, each of whom is an “independent director” under the rules of The Nasdaq Stock Market, and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code. The compensation committee met two (2) times during 2002.

The Board of Directors has also established a nominating and corporate governance committee to recruit, evaluate, and nominate candidates for appointment or election to serve as members of the Board of Directors, recommend nominees for committees of the Board of Directors, recommend corporate governance policies and periodically review and assess the adequacy of these policies, and review annually the performance of the Board of Directors. The nominating and corporate governance committee will also consider candidates nominated by shareholders complying with the procedures specified in our bylaws. The nominating and corporate governance committee is currently comprised of Messrs. Bidzos and Compton, each of whom is an “independent director,” under the rules of The Nasdaq Stock Market.

The Board of Directors has also appointed Kevin R. Compton as the Lead Independent Director. As Lead Independent Director, Mr. Compton will schedule and conduct separate meetings of the independent directors and perform other similar duties.

Director Compensation

During 2002, Directors did not receive any cash compensation for service on the Board of Directors or any committee, but they were entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings. Beginning in 2003, Directors who are not employees of VeriSign (or any parent, subsidiary or affiliate of VeriSign) will receive $4,000 for each Board of Directors meeting attended. In addition, each Director serving as a chairperson of a committee of the Board of Directors will receive $4,000 for each committee meeting attended, and the Lead Independent Director of the Board of Directors will receive $4,000 for each meeting of the Board attended by such director.

All board members are eligible to receive stock options under VeriSign’s stock option plans, and Directors who are not employees of VeriSign (or any parent, subsidiary or affiliate of VeriSign) are eligible to participate in the 1998 Directors Stock Option Plan (the “Directors Plan”). The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each new Director who is eligible to participate will initially be granted an option to purchase 25,000 shares on the date such Director first becomes a member of the Board of Directors. These grants are referred to as “Initial Grants.” On each anniversary of the Initial Grant (or most recent grant if such Director did not receive an Initial Grant), each eligible Director will automatically be granted an additional option to purchase 12,500 shares so long as such Director has served continuously as a member of the Board of Directors since the date of the Initial Grant (or most recent grant if such Director did not receive an Initial Grant).

In 2002, VeriSign granted under the Directors Plan to each of Messrs. Bidzos, Chenevich, Compton, Cowan, Kriens, and Reyes options to purchase 12,500 shares of its common stock with a weighted average exercise price of $14.90 per share, and to Mr. Moore an option to purchase 25,000 shares of its common stock with an exercise price of $26.31 per share. For additional information regarding the Directors Plan, please see “Proposal 2—Amendment to 1998 Directors Stock Option Plan” contained in this proxy statement.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board of Directors or compensation committee and the board of directors or compensation committee of any other company.

The Board Recommends a Vote “FOR” the Election of Each of the Nominated Directors.

PROPOSAL NO. 2

AMENDMENT TO THE 1998 DIRECTORS STOCK OPTION PLAN

The following is a summary of the principal provisions of our 1998 Directors Stock Option Plan (the “Directors Plan”). This summary is qualified in its entirety by reference to the full text of the Directors Plan.

Stockholders are being asked to approve an amendment to the Directors Plan that would increase the number of shares reserved and authorized for issuance thereunder by 500,000 shares to 1,250,000 shares.

Plan History

In October 1997, the Board of Directors adopted, and in January 1998, the stockholders approved, the Directors Plan and reserved a total of 500,000 shares, as adjusted for stock splits, of common stock for issuance under the Directors Plan. In March 2000, the Board of Directors adopted, and in June 2000, the stockholders approved, an amendment to the Directors Plan to increase the number of shares reserved for issuance under the Directors Plan by an additional 250,000 shares. As of December 31, 2002, options to purchase 575,000 shares of common stock had been granted under the Directors Plan and 175,000 shares (prior to amendment of the Directors Plan as described below) remain available for future grant. The Directors Plan authorizes the award of options, restricted stock awards and stock bonuses. Each of these is referred to as an Award.

Proposed Amendment to the Directors Plan

In February 2003, the Board of Directors approved an amendment to the Directors Plan to increase the number of shares reserved and authorized for issuance thereunder by 500,000 shares. After amending the Directors Plan to increase by an aggregate of 500,000 shares the number of shares reserved and authorized for issuance under the Directors Plan, a total of 1,250,000 shares would be reserved and authorized for issuance. The Board of Directors believes that the increase in the number of shares reserved under the Directors Plan proposed by this amendment is necessary in order to enable VeriSign to continue to use the grant of stock options and other Awards to retain and attract qualified directors.

Shares Subject to the Directors Plan

An aggregate of 1,250,000 shares of common stock has been reserved by the Board of Directors for issuance under the Directors Plan, after approval of the amendment under this Proposal. If any option granted pursuant to the Directors Plan expires or terminates for any reason without being exercised in whole or in part, or any Award terminates without being issued, or any Award is forfeited or repurchased by VeriSign at the original purchase price, the shares released from this Award will again become available for grant and purchase under the Directors Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Administration

The Directors Plan may be administered by the Board of Directors or by a committee of not less than two members of the Board of Directors appointed to administer the Directors Plan. The compensation committee of the Board of Directors currently administers the Directors Plan. The Board of Directors, or the committee appointed by the Board of Directors, has the authority to construe and interpret any of the provisions of the Directors Plan or any options granted thereunder.

Eligibility

Members of the Board of Directors who are not employees of VeriSign or any parent, subsidiary or affiliate thereof, are eligible to participate in the Directors Plan.

Stock Options

The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each new Director who is eligible to participate will initially be granted an option to purchase 25,000 shares on the date that Director first becomes a member of the Board of Directors. These grants are referred to as “Initial Grants.” On each anniversary of the Initial Grant (or most recent grant if that Director did not receive an Initial Grant), each eligible Director will automatically be granted an additional option to purchase 12,500 shares so long as that Director has served continuously as a member of the Board of Directors since the date of the Initial Grant (or most recent grant if that Director did not receive an Initial Grant).

All options granted under the Directors Plan will vest as to 6.25% of the shares each quarter after the date of grant, provided the optionee continues as a director or, if VeriSign so specifies in the grant, as a consultant of VeriSign.

Subject to Section 402 of the Sarbanes-Oxley Act of 2002, the exercise price of options granted under the Directors Plan may be paid as approved by the Board or Directors or by a committee appointed by the Board of Directors at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of VeriSign to the participant; (3) by surrender of shares of VeriSign’s common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by waiver of compensation due to or accrued by the participant for services rendered; (5) by a “same-day sale” commitment from the participant and a National Association of Securities Dealers, Inc., or NASD, broker; (6) by a “margin” commitment from the participant and a NASD broker; or (7) by any combination of the above, to the extent legally permitted.

Termination of Options

The term of options granted under the Directors Plan is ten years. They will terminate seven months following the date the Director ceases to be a Director (or, if specified in the grant, a consultant of VeriSign) and will terminate twelve months following the date the Director ceases to be a Director if the result of death or disability.

Dissolution, Liquidation or Change in Control

Immediately prior to the dissolution or liquidation of VeriSign or a “change in control” transaction, the vesting of all options granted pursuant to the Directors Plan will accelerate and the options will become exercisable in full prior to the consummation of such event, and must be exercised, if at all, within six months of the consummation of said event, after which period any unexercised options will expire.

Amendment of the Plan

The Board of Directors may at any time amend or terminate the Directors Plan, including amendment of any form of award agreement or instrument to be executed pursuant to the Directors Plan. However, the Board of Directors may not amend the Directors Plan in any manner that requires stockholder approval pursuant to the Internal Revenue Code or the regulations promulgated thereunder, or the Securities Exchange Act of 1934 or Rule 16b-3, or any successor, promulgated thereunder.

Term of the Plan

The Directors Plan will terminate on October 31, 2007, unless sooner terminated in accordance with the terms of the plan.

Federal Income Tax Information

The following is a general summary as of the date of this proxy statement of the federal income tax consequences to VeriSign and participants under the Directors Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Directors Plan.

Nonqualified Stock Options.    A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant’s exercise price. The included amount will be treated as ordinary income by the participant and may be subject to income tax and FICA withholding by VeriSign, either by payment in cash or withholding out of the participant’s salary. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all, or a portion, of the exercise price is paid by tendering shares of common stock.

Tax Treatment of VeriSign.    We will be entitled to a deduction in connection with the exercise of a NQSO by a participant or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income.

ERISA

The Directors Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 or “ERISA” and is not qualified under section 401(a) of the Internal Revenue Code.

New Plan Benefits

No option grants have been made through March 31, 2003 under the Directors Plan out of the 500,000 additional shares reserved under the Directors Plan that stockholders are being asked to approve. We anticipate that options to purchase 87,500 shares of our common stock will be granted under the Directors Plan in 2003 to eligible Directors. Through March 31, 2003, we have granted options to purchase 12,500 shares of our common stock to each of Messrs. Kriens, Moore and Reyes under the Directors Plan at exercise prices of $8.49, $7.22 and $8.06, respectively. The exercise prices at which the remaining grants will be made are not determinable because they will be based upon the fair market value of our common stock on the date of grant. The closing price per share of our common stock on The Nasdaq National Market on April 4, 2003 was $9.41.

As of December 31, 2002, a total of 575,000 options have been granted under the Directors Plan. Total grants to current Directors, over the life of the plan, are as follows:

Name	Options Received
D. James Bidzos	97,500
William L. Chenevich	97,500
Kevin R. Compton	97,500
David J. Cowan	97,500
Scott G. Kriens	37,500
Roger H. Moore	25,000
Gregory L. Reyes	37,500
Total	490,000

As of December 31, 2002, other than to eligible Directors, no options have been granted under the Directors Plan to any other persons, including our Named Executive Officers (see “Executive Compensation” in this proxy statement), our other executive officers and our other employees.

The Board Recommends a Vote “FOR” Increasing the Number of Shares of Common Stock Authorized For Issuance Under the 1998 Directors Stock Option Plan.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the Board of Directors has selected KPMG LLP as our independent auditors to perform the audit of our financial statements for the year ending December 31, 2003, and our stockholders are being asked to ratify this selection. Representatives of KPMG LLP, expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors Recommends a Vote “FOR” the Proposal to Ratify the Selection of KPMG LLP as VeriSign’s independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2003 by:

•	each stockholder who is known to own beneficially more than 5% of our common stock;

•	each director;

•	each of the Named Executive Officers (see “Executive Compensation” in this proxy statement); and

•	all directors and executive officers as a group.

The percentage ownership is based on 238,384,643 shares of common stock outstanding at February 28, 2003. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of February 28, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Wellington Management Company, LLP(1)	25,063,961	10.5%
Capital Group International, Inc.(2)	21,950,670	9.2
Franklin Resources, Inc.(3)	20,899,377	8.8
T. Rowe Price Associates, Inc.(4)	14,770,978	6.2
Stratton D. Sclavos(5)	2,756,580	1.2
Dana L. Evan(6)	583,221	*
Quentin P. Gallivan(7)	524,364	*
Robert J. Korzeniewski(8)	316,482	*
F. Terry Kremian(9)	274,468	*
Kevin R. Compton(10)	234,433	*
Scott G. Kriens(11)	98,750	*
D. James Bidzos(12)	78,907	*
David J. Cowan(13)	48,311	*
William L. Chenevich(14)	46,907	*
Gregory L. Reyes(15)	15,625	*
Roger H. Moore(16)	6,741	*
All executive officers and directors as a group (18 persons)(17)	5,908,686	2.5

*	Less than 1% of VeriSign’s outstanding common stock.

(1)	Based on a Schedule 13G/A filed by such entity on February 12, 2003. Includes the shared power to vote or direct the voting of 22,115,894 shares and the shared power to dispose or direct the disposition of 25,063,961 shares. The address of Wellington Management Company, LLP is 75 State Street; Boston, Massachusetts 02109.

(2)	Based on a Schedule 13G/A filed by such entity on February 14, 2003. Includes the sole power to vote or direct the voting of 17,971,380 shares and the sole power to dispose or direct the disposition of 21,950,670 shares. The address of Capital Group International, Inc. is 11100 Santa Monica Boulevard; Los Angeles, California 90025.

(3)	Based on a Schedule 13G filed by such entity on February 12, 2003. Includes the shared power to vote or direct the voting of 20,897,477 shares, and the shared power to dispose or direct the disposition of 20,899,377 shares. The address of Franklin Resources, Inc. is One Franklin Parkway; San Mateo, California 94403.

(4)	Based on a Schedule 13G/A filed by such entity on February 5, 2003. Includes the sole power to vote or direct the voting of 2,137,700 shares, and the sole power to dispose or direct the disposition of 14,770,978 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street; Baltimore, Maryland 21202.

(5)	Includes 85,600 shares held by Eladha Partners, LP under which Stratton D. Sclavos and his spouse are limited partners with an ownership interest of 98%. Includes 18,333 shares held by Sclavos Family Partners, LP under which Mr. Sclavos and his spouse are limited partners with an ownership interest of 50% and Mr. Sclavos’ children are limited partners with a 48% ownership interest. Includes 177,192 shares held by the Sclavos 1990 Revocable Trust under which Mr. Sclavos and his spouse are co-trustees. Includes 12,205 shares held by the Sclavos Family Foundation under which Mr. Sclavos is the beneficial owner. Also includes 1,975,626 shares subject to options held by Mr. Sclavos, and 459,375 shares subject to options held by Boutari Ventures, LLC, that are exercisable within 60 days of February 28, 2003. Mr. Sclavos and his spouse are co-managers of Boutari Ventures, LLC. Mr. Sclavos is President, Chief Executive Officer and Chairman of the Board of Directors.

(6)	Includes 20,242 shares held by TDC&R Investments LP under which Dana L. Evan and her spouse are 1% general partners and Ms. Evan’s children are limited partners with an ownership interest of 99%. Includes 101,030 shares held by the Evan 1991 Living Trust under which Ms. Evan and her spouse are co-trustees. Includes 453,507 shares subject to options held by Ms. Evan that are exercisable within 60 days of February 28, 2003. Ms. Evan is the Executive Vice President, Finance and Administration and Chief Financial Officer.

(7)	Includes 404,747 shares subject to options held by Quentin P. Gallivan that are exercisable within 60 days of February 28, 2003. Mr. Gallivan is Executive Vice President, Worldwide Sales and Services.

(8)	Includes 265,689 shares subject to options held by Robert J. Korzeniewski that are exercisable within 60 days of February 28, 2003. Mr. Korzeniewski is Executive Vice President, Corporate and Business Development.

(9)	Includes 269,316 shares subject to options held by F. Terry Kremian that are exercisable within 60 days of February 28, 2003. Mr. Kremian is Executive Vice President, Telecommunication Services Group.

(10)	Includes 127,907 shares subject to options held by Kevin R. Compton that are exercisable within 60 days of February 28, 2003.

(11)	Represents 80,000 shares held by the Kriens 1996 Trust under which Scott G. Kriens is a trustee. Includes 18,750 shares subject to options held by Mr. Kriens that are exercisable within 60 days of February 28, 2003.

(12)	Includes 77,907 shares subject to options held by D. James Bidzos that are exercisable within 60 days of February 28, 2003.

(13)	Includes 38,782 shares subject to options held by David J. Cowan that are exercisable within 60 days of February 28, 2003.

(14)	Includes 43,907 shares subject to options held by William L. Chenevich that are exercisable within 60 days of February 28, 2003.

(15)	Includes 15,625 shares subject to options held by Gregory L. Reyes that are exercisable within 60 days of February 28, 2003.

(16)	Includes 6,250 shares subject to options held by Roger H. Moore that are exercisable within 60 days of February 28, 2003.

(17)	Includes the shares described in footnotes (5)-(16) and 921,110 shares beneficially held by six additional executive officers, of which 814,148 shares are subject to options held that are exercisable within 60 days of February 28, 2003.

EXECUTIVE COMPENSATION

The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to us in all capacities during 2002, 2001 and 2000 by our Chief Executive Officer, and the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2002. These officers are referred to together in this proxy statement as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1)(2)	Bonus(3)	Securities Underlying Options(4)

Stratton D. Sclavos	2002	$450,000	$300,000	1,200,000
President, Chief Executive Officer and	2001	329,712	150,000	1,325,000
Chairman of the Board	2000	300,000	137,500	100,000

F. Terry Kremian(5)	2002	296,684	147,000	180,000
Executive Vice President and General Manager,
Telecommunication Services Group

Dana L. Evan	2002	305,789	43,745	175,000
Executive Vice President, Finance and	2001	260,951	86,179	130,000
Administration and Chief Financial Officer	2000	189,999	54,236	150,000

Robert J. Korzeniewski(6)	2002	300,303	43,745	175,000
Executive Vice President, Corporate and	2001	270,182	61,776	125,000
Business Development	2000	118,562	105,600	153,750

Quentin P. Gallivan	2002	300,033	43,745	175,000
Executive Vice President, Worldwide	2001	294,797	61,776	125,000
Sales and Services	2000	300,000	—	175,000

(1)	In accordance with the rules of the Securities and Exchange Commission (“SEC”), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)	Includes, where applicable, amounts electively deferred by each Named Executive Officer under our 401k Plan.

(3)	Includes bonus amounts paid in the current year for performance in the immediately preceding year.

(4)	All options were granted under the 1998 Equity Incentive Plan, except with respect to an option to purchase 800,000 shares of common stock that was granted to Stratton D. Sclavos under the 2001 Stock Incentive Plan. Options have a maximum term of seven years measured from the date of grant, subject to earlier termination in certain events related to termination of employment. These options generally vest at the rate of 25% of the shares subject to the option on the first anniversary of the date of the grant and thereafter with respect to 6.25% each quarter. Upon certain changes in control, the vesting schedule accelerates as to 50% of any shares that are then unvested for officers at the level of senior vice president and above and as to 100% of any shares that are then unvested for the President and Chief Executive Officer.

(5)	F. Terry Kremian joined VeriSign after the acquisition of Illuminet Holdings, Inc. on December 12, 2001.

(6)	Robert J. Korzeniewski joined VeriSign on June 8, 2000 after the acquisition of Network Solutions, Inc.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002.

	Equity Compensation Plan Information
Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by stockholders	14,960,308		$57.66	18,531,562	(1)
Equity compensation plans not approved by stockholders	7,249,463	(2)(3)	$20.67	13,475,596	(2)

Total	22,209,771		$47.41	32,007,158

(1)	Includes 5,654,615 shares available for purchase under the 1998 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan contains an “evergreen” provision whereby the aggregate number of shares available for issuance increase automatically on January 1 of each year by 1% of our outstanding shares of common stock on each immediately preceding December 31.

(2)	Includes securities to be issued upon exercise of outstanding options under VeriSign’s 2001 Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan contains an “evergreen” provision whereby the aggregate number of shares available for issuance increase automatically on January 1 of each year by 2% of our outstanding shares of common stock on each immediately preceding December 31.

(3)	Does not include options to purchase 4,750,708 shares of common stock with a weighted average exercise price of $55.94 that were assumed in business combinations.

2001 Stock Incentive Plan

In January 2001, the Board of Directors adopted the 2001 Stock Incentive Plan. The plan authorizes the award of options and restricted stock awards. Each of these is referred to as an Award. An aggregate of 15,000,000 shares of VeriSign’s common stock has been reserved for issuance under the 2001 Stock Incentive Plan. On each January 1, the aggregate number of shares reserved and available for grant will be increased automatically by a number of shares equal to two percent (2%) of the total outstanding shares of VeriSign as of the immediately preceding December 31, provided that the Board of Directors may, in its sole discretion, reduce the amount of the increase in any particular year. If any option granted pursuant to the 2001 Stock Incentive Plan expires or terminates for any reason without being exercised in whole or in part, or any Award terminates without being issued, or any Award is forfeited or repurchased by VeriSign at the original purchase price, the shares released from such Award will again become available for grant and purchase under the 2001 Stock Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Employees, consultants, independent contractors and advisors of VeriSign or any parent or subsidiary of VeriSign are eligible to receive Awards under the plan. Awards granted to officers may not exceed in the aggregate forty percent (40%) of all shares that are reserved for grant under the plan. Awards granted as restricted stock to officers may not exceed in the aggregate forty percent (40%) of all shares that are granted as restricted stock.

Options granted under the 2001 Stock Incentive Plan are generally exercisable for a period of seven years. Options generally expire within three months after the termination of the optionee’s service, except in the case of death or disability, in which case the options generally may be exercised for up to 12 months following the date of death or termination of service to disability.

Subject to Section 402 of the Sarbanes-Oxley Act of 2002, the exercise price of options granted under the 2001 Stock Incentive Plan may be paid as approved by the compensation committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of VeriSign to the participant; (3) by surrender of shares of VeriSign’s common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a “same-day sale” commitment from the participant and a National Association of Securities Dealers, Inc., or NASD, broker; (7) by a “margin” commitment from the participant and a NASD broker; or (8) by any combination of the foregoing, to the extent legally permitted.

In the event of the dissolution or liquidation of VeriSign or a “change in control” transaction, outstanding Awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the Awards, they will expire upon the effectiveness of the transaction. Upon certain changes in control, the vesting schedule on outstanding Awards accelerates as to 50% of any shares that are then unvested for officers at the level of senior vice president and above and as to 100% of any shares that are then unvested for our President and Chief Executive Officer. The compensation committee, in its discretion, may provide that the vesting of any or all Awards will accelerate prior to the effectiveness of the transaction.

In November 2002, we offered all U.S. employees (excluding members of the Board of Directors and executive officers) holding options granted under the 2001 Stock Incentive Plan between January 1, 2001 and May 24, 2002, the opportunity to cancel those options and to receive in exchange a new option to be granted not less than six months and one day after the cancellation date of the existing option. The number of shares granted under the new option was dependent on the exercise price of the original option, as follows:

Exercise Price Range of Original Option	Exchange Ratio
$0.001—$24.99	1 share subject to existing option for 1 share subject to exchanged option
$25.00—$49.99	2 shares subject to existing option for 1 share subject to exchanged option
$50.00 and above	2.5 shares subject to existing option for 1 share subject to exchanged option

Under this program, employees tendered options to purchase approximately 11.4 million shares, which were cancelled effective December 26, 2002. In exchange, we expect to grant options to purchase approximately 7.7 million shares at an exercise price equal to the fair market value on the date of grant. The date of grant of the exchanged options will not be earlier than June 27, 2003. Except for the exercise price, all terms and conditions of the new option will be substantially the same as the cancelled option. In particular, the new option will be vested to the same degree, as a percentage of the option, that the cancelled option would have been vested on the new option date if the cancelled option had not been cancelled and will continue to vest on the same schedule as the cancelled option.

OPTION GRANTS IN FISCAL YEAR 2002

The following table sets forth certain information regarding stock options granted to each of the Named Executive Officers during the year ended December 31, 2002.

Individual Grants(1)
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(2)
Name	Granted	Fiscal Year(%)(3)	Per Share(4)	Date	5%	10%
Stratton D. Sclavos	400,000 200,000 600,000	3.1311 1.5655 4.6966%	$22.71 22.71 10.08	02/21/09 02/21/09 05/24/09	$3,698,100 1,849,050 2,462,143	$8,618,146 4,309,073 5,737,841
Dana L. Evan	100,000 75,000	0.7828 0.5871	22.71 10.08	02/21/09 05/24/09	924,525 307,768	2,154,537 717,230
Quentin P. Gallivan	100,000 75,000	0.7828 0.5871	22.71 10.08	02/21/09 05/24/09	924,525 307,768	2,154,537 717,230
Robert J. Korzeniewski	100,000 75,000	0.7828 0.5871	22.71 10.08	02/21/09 05/24/09	924,525 307,768	2,154,537 717,230
F. Terry Kremian	180,000	1.4090	22.71	02/21/09	1,664,145	3,878,166

(1)	All options granted in 2002 were granted under our 1998 Equity Incentive Plan, except with respect to the options to purchase 200,000 and 600,000 shares of common stock that were granted to Stratton D. Sclavos under the 2001 Stock Incentive Plan. Options generally become exercisable with respect to 25% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 6.25% of these shares each quarter thereafter. These options have a term of seven years. Upon certain changes in control, the vesting schedule accelerates as to 50% of any shares that are then unvested for officers at the level of senior vice president and above and as to 100% of any shares that are then unvested for the President and Chief Executive Officer.

(2)	Potential realizable values are net of exercise price but before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the seven-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

(3)	We granted options to purchase 12,775,130 shares of common stock to employees during 2002.

(4)	Options were granted at an exercise price equal to the fair market value per share of our common stock as quoted on the Nasdaq National Market.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2002 AND

FISCAL YEAR-END OPTION VALUES

The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 2002 and the year-end number and value of exercisable and unexercisable options.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/02(1)		Value of Unexercised In-the-Money Options at 12/31/02(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stratton D. Sclavos	46,474	$317,139	2,167,189	2,222,187	$344,629	$—
Dana L. Evan	42,728	1,254,494	401,215	335,937	29,068	—
Quentin P. Gallivan	7,500	61,350	344,852	365,312	23,119	—
Robert J. Korzeniewski	—	—	207,730	299,125	—	—
F. Terry Kremian	—	—	224,316	180,000	393,669	—

(1)	Except for certain options shown for Robert J. Korzeniewski and F. Terry Kremian, all options exercised and shown in this table were granted under our 1995 Stock Option Plan, 1997 Stock Option Plan, 1998 Equity Incentive Plan and 2001 Stock Incentive Plan, and are subject to vesting as described in footnote (1) to the table “Option Grants in Fiscal Year 2002” appearing in this proxy statement. 106,855 of Mr. Korzeniewski’s outstanding options were granted under the Network Solutions, Inc. 1996 Stock Incentive Plan. Those options become exercisable with respect to 30% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 30%, 20% and 20% of these shares on the second, third and fourth anniversaries of the date of the grant thereafter. The options granted under the Network Solutions, Inc. 1996 Stock Incentive Plan have a term of five years. 224,316 of Mr. Kremian’s outstanding options were granted under the Illuminet Holdings, Inc. 1997 Equity Incentive Plan. Those options become exercisable with respect to 25% of the shares on the first anniversary of the date of grant and as to 25% of the shares on each anniversary thereafter. The options granted under the Illuminet Holdings, Inc. 1997 Equity Incentive Plan have a term of ten years.

(2)	Based on a value of $8.02, the closing price per share of our common stock on the Nasdaq National Market on December 31, 2002, net of the option exercise price.

Under Item 306 and 402(a)(9) of Regulation S-K promulgated by the SEC, neither the “Report of the Compensation Committee,” the “Report of the Audit Committee” nor the “Stock Price Performance Graph” shall be deemed to be “soliciting material” or to be “ filed” with the SEC for purposes of the Securities Exchange Act of 1934, as amended, nor shall either report or the graph be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of the Board of Directors administers our executive compensation program. The current members of the compensation committee are D. James Bidzos, David J. Cowan and Gregory L. Reyes. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. None of Mr. Bidzos, Mr. Cowan or Mr. Reyes has any interlocking relationships as defined by the rules promulgated by the SEC.

General Compensation Philosophy

The role of the compensation committee is to set the salaries and other compensation of the executive officers and certain other key employees of VeriSign, and to make grants under, and to administer, the stock option and other employee equity and bonus plans. VeriSign’s compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables VeriSign to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the Silicon Valley and other locations where we have employees that are of comparable size to VeriSign and with which VeriSign competes for executive personnel;

•	annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

•	long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and VeriSign’s stockholders.

Executive Compensation

Base Salary.    Salaries for executive officers for 2002 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies. In addition, VeriSign’s Human Resources Department provided information to us regarding salary range guidelines for specific positions.

Base salary is adjusted each year to take into account the executive officer’s performance and to maintain a competitive salary structure. We conduct reviews of executive compensation practices on an annual basis and may change each executive officer’s salary based on the individual’s contributions and responsibilities over the prior twelve months and any change in median comparable company pay levels. We believe that, on the basis of our knowledge of executive compensation in the industry, that VeriSign’s salary levels for the executive officers are reasonable and necessary given the competition for executive talent in the industry and VeriSign’s financial resources.

Bonus Plan.    VeriSign has established a broad based bonus plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. We administer this plan with regard to Mr. Sclavos. The executive management team administers the plan for all other employees.

VeriSign’s total compensation philosophy is based on the concept that variable pay is earned through effective performance and contribution to the success of the company. Bonus payments are based on actual performance in achieving corporate, business unit (or divisional) and individual targets. The executive management team determines weightings for each element and establishes the corporate financial goals for bonus measurement purposes. The executive management team is responsible for ensuring that actual results are confirmed before they are applied against the bonus plan for payment purposes. The corporate target is based on VeriSign’s earnings per share, total consolidated revenue, and success in managing corporate expenses to plan. Each business unit or divisional executive vice president is responsible for developing the targets and objectives for their division. All targets and objectives are aligned with the business plan for the fiscal year and monitored by VeriSign’s corporate finance department. Individual performance is measured relative to the individual’s personal contribution to the success of the organization. This element is objective and tied to individual documented objectives for the bonus year. All targets and related objectives are defined and measured on a quarterly basis, with a final annual measurement.

Long-Term Incentive Awards.    We believe that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of VeriSign’s stockholders and encourages executive officers to remain in VeriSign’s employ. Stock options generally have value for executive officers only if the price of VeriSign’s stock increases above the fair market value on the grant date and the officer remains in VeriSign’s employ for the period required for the shares to vest.

VeriSign grants stock options in accordance with the 1998 Equity Incentive Plan and 2001 Stock Incentive Plan. In 2002, stock options were granted to executive officers to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins VeriSign, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. We may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within our discretion and is based on anticipated future contribution and ability to impact VeriSign’s results, past performance or consistency within the executive officer’s peer group. In 2002, we considered these factors, as well as the number of unvested option shares held by the executive officer as of the date of grant. We may also grant stock options to executive officers to provide greater incentives to continue their employment with VeriSign and to strive to increase the value of VeriSign’s common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of VeriSign’s common stock on the date of grant.

Chief Executive Officer Compensation

Mr. Sclavos’ base salary, target bonus, bonus paid and long-term incentive awards for 2002 were determined by us in a manner consistent with the factors described above for all executive officers. Mr. Sclavos’ base salary for 2002 was set at the annual rate of $450,000; he was eligible for a bonus of up to $450,000. Mr. Sclavos’ bonus was paid in accordance with VeriSign’s regular bonus plan and was based on VeriSign’s actual performance in 2002 in achieving corporate financial and other targets described above as compared to planned results for these criteria. We also considered Mr. Sclavos’ achievement of his individual objectives. An important aspect of VeriSign’s continued success was, and will continue to be, Mr. Sclavos’ leadership in developing and articulating the long-term strategic direction of VeriSign, as well as his continued attention to the development of the appropriate senior management team to support and execute that strategy. Finally, in considering competitive compensation practices with respect to Mr. Sclavos’ total compensation, we paid particular attention to the compensation practices of competitor companies and sought to assure that Mr. Sclavos’ total compensation was appropriate relative to the total compensation paid to the chief executive officers at similarly situated companies.

Internal Revenue Code Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies, unless compensation is commission- or performance-based. Having considered the requirements of Section 162(m), we believe that grants made pursuant to the 1998 Equity Incentive Plan and the 2001 Stock Incentive Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. However, options granted under the 2001 Stock Incentive Plan may not be deductible depending on the time that such options are exercised. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. Our present intention is to qualify to the maximum extent possible our executives’ compensation for deductibility under applicable tax laws unless we feel that doing so would not be in the best interest of VeriSign and its stockholders.

This report is submitted by the Compensation Committee.

D. James Bidzos (Chairman)

David J. Cowan

Gregory L. Reyes

STOCK PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on our common stock, the Nasdaq Composite Index, and the S&P 500 Information Technology Index. In previous years, we had selected the JP Morgan H&Q Technology Index (“H&Q Index”) as our industry index for comparison. The H&Q Index is no longer available, so we have selected S&P 500 Information Technology Index as our industry index to replace the H&Q Index. Because the H&Q Index has been discontinued, we are unable to provide a chart showing how the return on our common stock would have been compared with that index.

The graph assumes that $100 was invested in our common stock, the Nasdaq Composite Index and the S&P 500 Information Technology Index on January 30, 1998, the date of VeriSign’s initial public offering, and calculates the return quarterly through December 31, 2002. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	01/29/98	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02
VeriSign, Inc.	$100	$422	$5,455	$2,120	$1,087	$229
Nasdaq Composite Index	$100	$136	$253	$153	$121	$83
S&P 500 Information Technology Index	$100	$165	$295	$174	$129	$80

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board of Directors is composed of three non-management directors who meet the independence and experience requirements of The Nasdaq Stock Market. The audit committee operates under a written charter adopted by the Board of Directors. A copy of the audit committee charter is attached as Appendix A to this proxy statement. The members of the audit committee are Messrs. Compton (Chairman), Chenevich and Kriens.

Management is responsible for the preparation, presentation and integrity of VeriSign’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, KPMG LLP, are responsible for performing an independent audit of VeriSign’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The audit committee is responsible for oversight of the quality of our financial statements and our compliance with legal and regulatory requirements. The audit committee is also responsible for the appointment, compensation and oversight of our independent auditors, which includes reviewing the independent auditors’ independence, reviewing and approving the planned scope of the annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any non-audit services that may be performed by the independent auditors, reviewing with management and the independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles.

In March 2003, we adopted a policy regarding rotation of the audit partners responsible for the audit of VeriSign’s financial statements. No audit partner (as defined under SEC rules) of the public accounting firm providing audit services to VeriSign shall have served as the lead or coordinating audit partner (having primary responsibility for the audit) or as the audit partner responsible for reviewing the audit for more than 5 consecutive fiscal years.

During 2002, at each of our meetings, we met with the senior members of VeriSign’s financial management team and our independent auditors. We recommended to the Board of Directors that KPMG LLP be engaged as VeriSign’s independent auditors and we reviewed with KPMG LLP the overall audit scope and plans. We met privately with KPMG LLP to discuss the results of the audit, evaluations by the auditors of VeriSign’s accounting and internal controls and quality of VeriSign’s financial reporting. The audit committee met six (6) times during 2002.

Our review of the audited financial statements contained in VeriSign’s Annual Report on Form 10-K for the year ended December 31, 2002 included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. Management represented to us that VeriSign’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and we have reviewed and discussed the consolidated financial statements with management and KPMG LLP.

We discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” We also discussed with KPMG LLP their annual written disclosures on their independence from VeriSign and its management, as required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The audit committee has also considered whether the non-audit services provided by KPMG LLP to VeriSign during 2002 is compatible with maintaining the auditors’ independence.

Based upon our discussions with management and KPMG LLP and our review of the representations of management, and the report of KPMG LLP to the audit committee, we recommended to the Board of Directors that the audited consolidated financial statements be included in VeriSign’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

This report is submitted by the Audit Committee.

Kevin R. Compton (Chairman)

William L. Chenevich

Scott G. Kriens

AUDIT AND NON-AUDIT FEES

The following table presents fees paid for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the year ended December 31, 2002, and fees paid for other services provided by KPMG LLP.

Audit fees excluding audit related:
Fiscal 2002 Audit (including quarterly reviews)	$940,000
Financial information systems design and implementation	—
Other fees:
Tax (including compliance and consultations)	1,200,579
Audit related fees	825,700

(including statutory audits, internal control audits, registration statements, accounting advice and consultations)

Total Fees	$2,966,279

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2002, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of the common stock of VeriSign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) the compensation agreements, which are described where required under the caption “Executive Compensation” in this proxy statement, and (2) the transactions described below.

Executive Relocation Loans.    In March 2001, we loaned $2,000,000 to James M. Ulam, our Senior Vice President and General Counsel, in connection with his relocation from Virginia to California. This loan, which is secured by Mr. Ulam’s principal residence, does not accrue interest. The principal amount of the loan is forgivable in installments and will be forgiven in full on October 1, 2004 as long as Mr. Ulam remains employed with VeriSign. $250,000 of the principal amount of the loan was forgiven on October 1, 2002. As of March 31, 2003, $1,500,000 remains outstanding under Mr. Ulam’s loan.

In April 2001, we loaned $150,000 to William P. Fasig, our Senior Vice President, Corporate Marketing and Corporate Affairs, in connection with his relocation from Texas to California. This loan, which is secured by Mr. Fasig’s principal residence, does not accrue interest. The principal amount of the loan is forgivable in installments and will be forgiven in full on April 12, 2004 as long as Mr. Fasig remains employed with VeriSign. $50,000 of the principal amount of the loan was forgiven on April 12, 2002. As of March 31, 2003, $100,000 remains outstanding under Mr. Fasig’s loan.

Severance Payments Related to Illuminet Holdings, Inc. Acquisition.    In December 2001, we entered into a severance agreement with Roger Moore, President and Chief Executive Officer of Illuminet Holdings, Inc. pursuant to which we agreed to pay Mr. Moore $900,000 in connection with the termination of his employment with Illuminet. In 2002, we paid Mr. Moore approximately $480,000 under this agreement; the remaining balance will be paid in 2003. Mr. Moore is a member of the Board of Directors.

Expense Reimbursement Payments to Stratton D. Sclavos.    During 2002, we entered into an agreement with Stratton D. Sclavos, our Chairman of the Board, President and Chief Executive Officer, for the partial reimbursement of certain expenses incurred by Mr. Sclavos in the operation of his private plane when used for VeriSign business. During 2002, we reimbursed Mr. Sclavos approximately $192,000 for certain expenses incurred by Mr. Sclavos pursuant to this reimbursement agreement. The amount reimbursed to Mr. Sclavos is consistent with our corporate travel expense reimbursement policy. The reimbursement agreement and all amounts reimbursed to Mr. Sclavos under the agreement were approved by the compensation committee of the Board of Directors.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

Proposals of stockholders intended to be presented at our 2004 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by us at our principal executive offices no later than 120 calendar days before the one year anniversary of the date of this proxy statement, or December 12, 2003.

In accordance with our bylaws, we have established an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made:

•	pursuant to VeriSign’s notice of such meeting;

•	by or at the direction of the Board of Directors; or

•	by any stockholder of the corporation who was a stockholder of record at the time of giving notice who is entitled to vote at such meeting and complies with the notice procedures set forth below.

The only business that will be conducted at an annual meeting of our stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to the Secretary of the company sixty (60) days or no more than ninety (90) days prior to the first anniversary of this year’s annual meeting. In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to the annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to the annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us. The stockholder’s notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has notified the company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, we need not present the proposal for a vote at the meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of the company. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to the Secretary of VeriSign at the company’s principal executive offices at 487 East Middlefield Road, Mountain View, California 94043-4047.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of VeriSign’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC, and The Nasdaq Stock Market. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copy of the forms furnished to us and written representations from the executive officers and directors, we believe Dana L. Evan made one delinquent filing during the fiscal year ended December 31, 2002. It appears that Ms. Evan inadvertently did not report the acquisition of 42,728 shares in January 2002 on a Form 4 for that month. The transaction was reported on a Form 4, filed on June 10, 2002.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the Meeting.

COMMUNICATING WITH VERISIGN

We have from time-to-time received calls from stockholders inquiring about the available means of communication with VeriSign. We thought that it would be helpful to describe these arrangements which are available for your use.

•	If you would like to receive information about VeriSign, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please call our Investor Relations Department at (866) 447-8776 (4IR-VRSN).

2.	To view our home page on the Internet, use our Internet address: www.verisign.com. Our home page gives you access to product, marketing and financial data, and an on-line version of this proxy statement, our Annual Report on Form 10-K and other filings with the SEC and job listings.

•	If you would like to write to us, please send your correspondence to the following address:

VeriSign, Inc.

Attention: Investor Relations

487 East Middlefield Road

Mountain View, CA 94043-4047

•	If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Mellon Investor Services LLC at (800) 356-2017. Foreign stockholders please call (201) 329-8660. You may also visit their web site at www.melloninvestor.com for step-by-step transfer instructions.

Appendix A

VERISIGN, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.    Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of VeriSign, Inc. (the “Company”) is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls. The Committee’s principal functions are to:

•	monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company’s independent auditors, the Company’s financial and senior management;

•	review and evaluate the independence and performance of the Company’s independent auditors;

•	facilitate communication among the Company’s independent auditors, the Company’s financial and senior management, and the Board.

The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and its independent auditors or to assure compliance with laws and regulations and the Company’s policies and procedures.

II.    Membership

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be “independent” as defined by the Securities Exchange Act of 1934 and the Rules promulgated thereunder and by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the “Rules”), except as otherwise permitted by such Rules. Each member of the Committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the Rules.

III.    Meetings

The Committee shall meet at least once each quarter and more frequently as determined to be appropriate by the Committee. The Committee shall meet at least once each quarter (which meeting may occur at the regular quarterly Committee meetings) with the independent auditors and the head of the Company’s internal auditing department out of the presence of management about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee. The Committee members, or the Chairman of the Committee on behalf of all of the Committee members, shall communicate with management and the independent auditors at least once per quarter in connection with their review of the Company’s financial statements.

IV.    Responsibilities and Duties

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.    Review the Company’s quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

2.    In connection with the Committee’s review of the annual financial statements:

•	Discuss with the independent auditors, management, and the internal audit department, the financial statements and the results of the independent auditors’ audit of the financial statements.

•	Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3.    Recommend to the Board of Directors whether the annual financial statements should be included in the Annual Report on Form 10-K, based on (i) the Committee’s review and discussion with management of the annual financial statements, (ii) the Committee’s discussion with the independent auditors of the matters required to be discussed by SAS 61, and (iii) the Committee’s review and discussion with the independent auditors of the independent auditors’ independence and the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1.

4.    In connection with the Committee’s review of the quarterly financial statements, the Committee members, or the chairman of the Committee on behalf of all the Committee members, will:

•	Discuss with the independent auditors and management the results of the independent auditors’ SAS 71 review of the quarterly financial statements.

•	Discuss significant issues, events and transitions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

5.    Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

6.    Discuss with the independent auditors, management and the internal audit department their periodic reviews of the adequacy of the Company’s accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the audit committee by each group.

7.    Periodically consult with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

8.    Review the independent and performance of the independent auditors. Have sole authority to appoint or discharge the independent auditors.

9.    Communicate with the Company’s independent auditors about the Company’s expectations regarding its relationship with the auditors, including the following: (i) the independent auditor’s ultimate accountability to the Board and the Committee, as representatives of the Company’s stockholders; and (ii) the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors.

10.    Review and approve processes and procedures to ensure the continuing independence of the Company’s independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships and discontinuing any relationships that the Committee believes could compromise the independence of the auditors. These processes may also include consideration of whether fees billed for non-audit services are compatible with maintaining the independence of the auditors.

11.    Review the independent auditors’ audit plan.

12.    Approve the fees and other significant compensation to be paid to the independent auditors and have the sole authority to approve all non-audit related services of the independent auditors.

13.    Periodically review on at least a quarterly basis the status of any legal matters that could have a significant impact on the Company’s financial statements.

14.    Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

15.    Maintain minutes of meetings and periodically report to the Board of Directors on significant matters related to the Committee’s responsibilities.

16.    Review and reassess the adequacy of the Committee’s charter at least annually. Submit the charter to the Company’s Board of Directors for review and include a copy of the charter as an appendix to the Company’s proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time (currently, once every three years).

17.    If it deems advisable, retain and compensate legal, accounting or other experts in connection with the Committee performing its duties.

18.    Establish procedures to receive, retain and process complaints regarding accounting, internal audit controls or auditing matters and for employees to make confidential anonymous complaints regarding accounting and auditing matters.

19.    Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company’s Common Stock is listed, and perform other activities that are consistent with this charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

Appendix B

VERISIGN, INC.

CORPORATE GOVERNANCE PRINCIPLES

FOR

THE BOARD OF DIRECTORS

As Adopted 10 March 2003

A.    INTRODUCTION

The Board of Directors (the “Board”) of VeriSign, Inc. (the “Company”), has adopted these governance principles to assist it in following corporate practices that serve the best interests of the Company and its stockholders. These governance principles shall be included in each proxy statement sent to stockholders in connection with the Company’s annual meeting and published on the Company’s website. The Board intends that these governance principles serve as a flexible framework within which the Board may conduct its business, not as a set of binding legal obligations. These governance principles should be interpreted in the context of all applicable laws, the Company’s Certificate of Incorporation, Bylaws and other governing legal documents.

B.    DIRECTOR RESPONSIBILITIES

The Company’s business is conducted by its employees, managers and officers, under the direction of the Chief Executive Officer and the oversight of the Board, to enhance the long-term value of the Company for its stockholders. It is the Board’s responsibility to monitor the effectiveness of management policies and decisions. In addition to its general oversight of management, the Board also performs a number of other specific functions, including:

•	reviewing, approving and monitoring the Company’s fundamental financial and business strategies and significant corporate actions;

•	ensuring processes are in place for maintaining the integrity of the Company, including the integrity of the financial statements and compliance with law and ethics;

•	through the compensation committee, selecting, evaluating and compensating the Chief Executive Officer and the other executive officers; and

•	planning for the succession of the Chief Executive Officer and the other executive officers.

C.    BOARD COMPOSITION AND SELECTION OF DIRECTORS

1.    Size of the Board.    The number of directors that constitutes the Board shall consist of no less than six members nor more than nine members, the number thereof to be fixed from time to time by a resolution adopted by a majority of the Board. The affirmative vote of 80% of the directors then in office is required to expand the Board beyond nine members prior to June 8, 2003. Currently, the Board is composed of eight members. The Board will periodically review the appropriate size of the Board.

2.    Proportion of Independent Directors.    The Board believes that a majority of its members shall be independent. An “independent director” means one who satisfies The Nasdaq Stock Market, Inc.’s issuer requirements for independent directors (Nasdaq Stock Market Rule 4200), as they may be amended from time to time.

3.    Management Directors.    The Board anticipates that the Company’s Chief Executive Officer will be nominated to serve on the Board. The Board may nominate or appoint other members of the Company’s management whose experience and qualifications are expected to help the Board fulfill its responsibilities.

4.    Selection of New Director Candidates.    At each annual meeting of stockholders the Company’s stockholders elect a group of directors representing one of the three classes of directors comprising the Board. The Board is responsible for nominating a slate of nominees to present to the stockholders as candidates for Board membership and for selecting members to fill Board vacancies. The Board has delegated the process for identifying this slate of nominees and potential candidates to fill Board vacancies to the Nominating and Corporate Governance Committee. The Board and the Nominating and Corporate Governance Committee will consider the performance and qualifications of each potential nominee or candidate not only for their individual strengths but also for their contribution to the Board as a group.

5.    Retirement Policy.    The Board has adopted a retirement policy for directors under which a director must resign from the Board when he or she reaches age 72 or at the next annual meeting of stockholders. The Board, in consultation with management and the retiring member, shall determine on which of the above dates the resignation shall become effective.

D.    BOARD PROCEDURES

1.    Selection of Chairman of the Board, Vice Chairman of the Board and Chief Executive Officer.    The Board of Directors shall periodically select and appoint the Chairman of the Board. The Board of Directors may periodically select and appoint a Vice Chairman of the Board. The Board of Directors shall periodically select and appoint the Chief Executive Officer.

2.    Lead Independent Director; Independent Director Discussions.    If the Chairman of the Board is also the Chief Executive Officer, then the Board shall designate a “lead independent director” to schedule and conduct separate meetings of the independent directors and perform other similar duties. The independent members of the Board will meet separately without management directors at least once per year to discuss such matters as they deem appropriate.

3.    Attendance at Board Meetings.    The Board has four (4) regularly scheduled meetings each fiscal year, plus special meetings as required. Board members are expected to prepare for, attend and participate in meetings of the Board and of committees on which they serve. Each Board member shall make every effort to attend each Board or committee meeting, as appropriate, in person but in special circumstances via telephone conference call or other electronic means.

4.    Time Commitment and Board Service.    Each Board member is expected to ensure that his or her other existing and planned future commitments do not materially interfere with such member’s service on the Board. No director shall sit on the board of directors of more than 4 public companies (in addition to membership on the Board).

5.    Conflicts of Interest.

•	Director Conflicts of Interest. A director’s other relationships, including business, family, or those with non-profit entities, may occasionally give rise to the perception that the director has a material, personal interest on a particular issue involving the Company. The Board—after consulting with counsel if the Board deems necessary or appropriate—shall determine on a case-by-case basis whether a conflict of interest actually exists. The Board shall take appropriate steps to identify such potential conflicts and to ensure that all directors voting on an issue are disinterested with respect to that issue.

•	Executive Officer Conflicts of Interest. Each executive officer’s other relationships, including business, family, or those with non-profit entities, may occasionally give rise to the perception that the individual has a material, personal interest on a particular issue involving the Company. Pursuant to the authority delegated by the Board, the Audit Committee—after consulting with counsel if the Audit Committee deems necessary or appropriate—shall determine on a case-by-case basis whether a conflict of interest actually exists. The Audit Committee shall take appropriate steps to identify such potential conflicts.

•	Auditor Independence. The Audit Committee is responsible for ensuring the independence of the Company’s independent auditors.

6.    Code of Ethics Waivers.    The Board is required to approve any waivers to the Company’s Code of Ethics. The Board—after consulting with counsel if the Board deems necessary or appropriate—shall determine on a case-by-case basis whether a waiver should be granted for any action that is contrary to the Company’s Code of Ethics. If the Board determines that a waiver of the Company’s Code of Ethics is warranted, the Company shall publicly file notice of such waiver with the Securities and Exchange Commission no later than the Company’s next periodic report.

7.    Availability of Outside Advisors.    The Board and its Committees may retain outside advisors (legal, accounting, investment banking, and any others as deemed necessary or appropriate) of its choosing at the Company’s expense. The Board or its Committees need not obtain management’s consent to retain outside advisors.

8.    Access to Information and Employees.    The Board and its Committees shall have complete, unfettered access to any information about the Company that it deems necessary or appropriate to carry out its duties. This includes, among other things, access to the Company’s employees (executive officers, in particular), documents and the Company’s facilities.

9.    Director Orientation.    The chief financial officer and the general counsel shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in fulfilling their responsibilities. Each new director shall, within six months of election to the board, attend a personal briefing by the executive officers on the Company’s strategic plans, its financial statements, and its key policies and practices.

10.    Board Self-Evaluation.    The Nominating and Corporate Governance Committee is responsible for conducting an annual evaluation of the performance of the full Board and reports its conclusions to the Board. The Nominating and Corporate Governance Committee’s report should generally include an assessment of the Board’s compliance with the governance principles set forth in these guidelines, as well as identification of areas in which the Board could improve its performance.

11.    Chief Executive Officer Evaluation.    The Compensation Committee conducts a review at least annually of the performance of the Chief Executive Officer. The Compensation Committee will establish the evaluation process and determine the specific criteria on which the performance of the Chief Executive Officer is evaluated.

12.    Succession Plan.    The Board shall approve and maintain a succession plan for the Chief Executive Officer and other executive officers, based upon recommendations from the Compensation Committee.

E.    BOARD COMMITTEES

1.    Number of Committees.    The Company has three (3) committees: Audit, Compensation, and Nominating and Corporate Governance. From time to time the Board may form a new committee or disband a current committee depending upon the circumstances. Each of the committeesshall be governed by a written charter approved by the Board and by the respective committee. The following is a brief summary of the authority of each of the committees:

•	Audit Committee. The Audit Committee assists the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls. This committee appoints, reviews and evaluates the independence and performance of the Company’s independent auditors. This committee also reviews any potential conflicts of interest of the executive officers.

•	Compensation Committee. The role of the Compensation Committee is to set the salaries and other compensation of the executive officers and certain other key employees of the Company, and to make grants under, and to administer, the stock option and other employee equity and bonus plans.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying a slate of nominees to be proposed by the Company for election at each annual meeting and potential candidates to fill any Board vacancies. This committee will recommend nominees for Board committees. This committee shall recommend and subsequently review and assess the adequacy of these governance principles. This committee will also annually review the Board’s performance.

2.    Appointment and Term of Service of Committee Members.    The Nominating and Corporate Governance Committee will recommend nominees for Board committees. The Board shall appoint committee members and committee chairpersons (if any), who shall serve until the Board appoints a successor. Each of the Audit, Compensation and Nominating and Corporate Governance Committee consists solely of independent directors. Additionally the members of the Audit and Compensation Committees shall also meet the applicable requirements for independence under the Securities and Exchange Commission, The Nasdaq Stock Market, Inc. and/or tax rules applicable to such committees.

3.    Committee Proceedings.    All Board members are welcome to attend committee meetings. The agendas and meeting minutes of the committees shall be shared with the full Board (if requested). The committee members shall report to the Board on significant matters discussed by the committee pursuant to their respective charters or as they deem appropriate.

F.    BOARD COMPENSATION

Each director shall receive $4,000.00 for each meeting of the Board attended by the director. Directors who serve as chairperson of a committee of the Board shall receive additional compensation of $4,000.00 for each committee meeting attended by such director. The director who serves as the lead independent director of the Board shall receive additional compensation of $4,000.00 for each meeting of the Board attended by such director. Directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. All board members are eligible to receive stock options under the Company’s stock option plans, and outside directors receive stock options pursuant to automatic grants of stock options under the 1998 Directors Stock Option Plan. From time to time, the Compensation Committee will review the status of Board compensation in relation to other similarly situated U.S. public companies.

VeriSign, Inc.

487 East Middlefield Road, Mountain View, California 94043-4047

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stratton D. Sclavos and Dana L. Evan, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock, $0.001 par value, of VeriSign, Inc. (the “Company”) held of record by the undersigned on March 28, 2003, at the 2003 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on May 22, 2003, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any continuations or adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees, FOR Proposal 2 and FOR Proposal 3 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

●  FOLD AND DETACH HERE  ●

The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposals 2 and 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of Directors

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2.	Proposal to approve Amendment to the 1998 Directors Stock Option Plan to increase the number of shares issuable thereunder by an aggregate of 500,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	☐	3.	Proposal to ratify the appointment of KPMG LLP as independent auditors for the year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:

01 Kevin R. Compton, 02 David J. Cowan and 03 Roger H. Moore

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.	In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any continuations on adjournments thereof.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

Signature	Signature	Date , 2003

●  FOLD AND DETACH HERE  ●